UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant    ☒                        Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GUIDEWIRE SOFTWARE, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GUIDEWIRE SOFTWARE, INC.
1001 E. Hillsdale Blvd., Suite 800
Foster City, CA 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 7, 2017
To our stockholders:
You are cordially invited to attend the 2017 annual meeting of stockholders of Guidewire Software, Inc. to be held on Thursday, December 7, 2017, at 1:30 p.m. Pacific Time at the Conference Center, East Tower Lobby Entrance, 1051 E. Hillsdale Blvd., Foster City, California 94404.
We are holding the meeting for the following purposes:

1.To elect two Class III directors;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018;
3.To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on October 13, 2017, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Foster City, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report on Form 10-K are first being mailed to stockholders and posted on our website on or about November 3, 2017.
Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.
Thank you for your ongoing support of Guidewire Software. We look forward to seeing you at our annual meeting.

Sincerely,

MARCUS S. RYU
President and Chief Executive Officer
Foster City, California
November 3, 2017

_____________________________________________________________________________________________________
YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU

EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

_____________________________________________________________________________________________________

GUIDEWIRE SOFTWARE, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

ii

GUIDEWIRE SOFTWARE, INC.
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
Our board of directors is soliciting proxies for our 2017 annual meeting of stockholders to be held on Thursday, December 7, 2017 at 1:30 p.m. local time at the Conference Center, East Tower Lobby Entrance, 1051 E. Hillsdale Blvd., Foster City, California 94404.
The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2017 Annual Report on Form 10-K, are first being distributed to stockholders and made available on our website at www.guidewire.com under the headings “About Guidewire/Investor Relations” on or about November 3, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “Guidewire,” “we,” “the Company,” “us,” and “our” refer to Guidewire Software, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES
WHAT IS INCLUDED IN THESE MATERIALS AND POSTED ON OUR WEBSITE?
These materials include:
•Our proxy statement for the annual meeting including the proxy card; and
•Our 2017 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended July 31, 2017.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?
There are three items that will be voted on at the annual meeting:
1.The election of two Class III directors;
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018; and
3.The non-binding advisory vote to approve the compensation of our named executive officers.

WHAT ARE OUR BOARD OF DIRECTORS' VOTING RECOMMENDATIONS?
Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors, “FOR” the ratification of the appointment of KPMG LLP and “FOR” the approval of the compensation of our named executive officers.
WHAT IS A PROXY?
Our board of directors is soliciting your vote at our 2017 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Marcus S. Ryu, Richard Hart and Winston King have been designated as proxies for our 2017 annual meeting of stockholders.
WHO CAN VOTE AT THE MEETING?
The record date for our 2017 annual meeting of stockholders is October 13, 2017. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:
•Receive notice of the meeting; and
•Vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 75,357,130 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the annual meeting.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.
By Telephone and Internet Proxy: Stockholders of record can vote their shares by telephone or via the Internet. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
In Person: All stockholders of record may vote in person at the meeting. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•Are present and vote in person at the meeting; or
•Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
If there are not enough shares present both in person and by timely and properly submitted proxy cards to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.
HOW ARE ABSTENTIONS COUNTED?
Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the annual meeting as a vote “AGAINST”

or “WITHHELD” except in elections of directors where abstentions have no effect on the outcome.
WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?
Stockholders should specify their choice for each issue to be voted upon at the annual meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that annual meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists for the annual meeting. If you do return a signed proxy but you fail to specify how your shares should be voted on one or more issues to be voted upon at the annual meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; (ii) FOR Proposal Two ratifying the selection of KPMG LLP as our independent auditors; and (iii) FOR Proposal Three approving, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with the annual meeting, but will not be considered entitled to vote on the non-routine proposals.
We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors and Proposal Three: Non-binding, advisory vote on compensation of named executive officers are considered non-routine matters under applicable rules. Accordingly, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One - Election of directors
Each director must be elected by a plurality of the votes cast; meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal Two - Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal.

Proposal Three - Non-binding advisory vote to approve the compensation of the Company's named executive officers
To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote "FOR" this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

HOW DO I CHANGE OR REVOKE MY PROXY?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2018 ANNUAL MEETING?
To be included in our proxy statement for the 2018 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and be received by our Secretary at our principal executive offices no later than July 6, 2018, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year's annual meeting.
HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2018 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2018 ANNUAL MEETING?
To be raised at the 2018 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, which the stockholder wishes to raise at our annual meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the date on which we first mailed our proxy statement in connection with this year's annual meeting. Since our proxy statement was mailed on November 3, 2017, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than July 6, 2018 and no later than August 5, 2018, in order to be raised at our 2018 annual meeting.
WHAT IF THE DATE OF THE 2018 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR'S ANNUAL MEETING?
Under Rule 14a-8 of the Exchange Act, if the date of the 2018 annual meeting changes by more than 30 days from the anniversary of this year's annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our bylaws, if the date of the 2018 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year's annual meeting, stockholder proposals to be brought before the 2018 annual meeting must be received no earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the meeting was made.
DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?
With respect to a stockholder's nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current bylaws may be found on our corporate website at www.guidewire.com under the headings “About Us/Investor Relations/Corporate Governance.”
WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?
If we receive notice of a matter to come before the 2018 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders' discretionary authority to vote on such matter.
WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Marcus S. Ryu, Richard Hart and Winston

King, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

WHO BEARS THE COST OF THIS SOLICITATION?
We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.
WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?
In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2017 Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the document was delivered. To request separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404 or a verbal request by telephone to Investor Relations at (650) 357-5282. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2017 Annual Report on Form 10-K and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting, which will be available on our website.

PROPOSAL ONE:
ELECTION OF DIRECTORS
In voting on the election of our director nominees, stockholders may:
•Vote in favor of all nominees;
•Vote in favor of specific nominees; or
•Withhold votes as to specific nominees.
Assuming a quorum is present; directors will be elected by a plurality of the votes cast.
Our bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders. At the time of our 2017 annual meeting, our board of directors will be comprised of seven directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class III (2017)	Class I (2018)	Class II (2019)
Andrew William Fraser Brown	Peter Gassner	Craig Conway
Clifton Thomas Weatherford	Paul Lavin	Guy Dubois
Marcus S. Ryu
Based on the recommendation of the nominating and corporate governance committee (the “NCG committee”), the board of directors has nominated Andrew William Fraser Brown and Clifton Thomas Weatherford for election as Class III directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2020 and until their successors are duly elected and qualified. Each of Messrs. Brown and Weatherford has consented to serve for a new term.
Directors listed in Class I and Class II above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.
Vote Required
The Class III directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.
It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees
The name and age as of July 31, 2017 of each nominee for director, his position with us, the year in which he first became a director, and certain biographical information as of July 31, 2017 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Andrew William Fraser Brown	54	Director	2013
Clifton Thomas Weatherford	70	Director	2007
Andrew William Fraser Brown has served on our board of directors since 2013. Mr. Brown currently serves as CEO of Sand Hill East, LLC, which provides strategic management, investment and marketing services to emerging companies. Mr. Brown is also a member of the boards of directors of Zscaler, Inc., a privately held company providing cloud security services, LMRKTS LLC, a company providing FX and Swaps compression utilities, Moogsoft, a next generation AI-Operations company, and SiteHands, a company providing “field engineering as a service.” He is also CEO and co-owner of Biz Tectonics LLC, a privately held consulting company. From September 2010 to October 2013, Mr. Brown served as Group Chief Technology Officer of UBS, an investment bank. Prior to that, Mr. Brown served in a variety of executive management and leadership roles at a variety of leading banking companies including Bank of America, Merrill Lynch and Credit Suisse.  Mr. Brown holds a BSc Honors Degree in Chemical Physics from University College London.
Our board of directors believes that Mr. Brown is qualified to serve as a director based on his extensive and broad background in business management, including his experience as chief technology officer of Fortune 500 companies, as well as his service on the board of directors of other technology companies.
Clifton Thomas Weatherford has served on our board of directors since 2007. Since 2003, Mr. Weatherford has served as a board member and financial consultant to several companies. From 1997 until 2003, he was Executive Vice President and Chief Financial Officer of Business Objects S.A., a provider of business intelligence software. Mr. Weatherford currently serves on the board of directors and is the chair of the audit committee of Mellanox Technologies, Ltd. and has served as a member of the SEC Advisory Committee on Accounting Standards. Within the past five years, Mr. Weatherford has also served on the boards of directors of Advanced Analogic Technologies, Inc., SMART Modular Technologies, Inc., Tesco Corporation and Spansion, Inc. Mr. Weatherford holds a B.B.A. from the University of Houston.
Our board of directors believes that Mr. Weatherford is qualified to serve as a director based on his service on other public company boards and audit committees, broad industry expertise, extensive financial leadership experience and insight into SEC reporting and compliance.
Information Concerning Directors Continuing in Office
The name and age as of July 31, 2017 of each director continuing in office, his position with us, the year in which he first became a director, and certain biographical information as of July 31, 2017 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Peter Gassner	52	Director, Chairman	2015
Paul Lavin	55	Director	2014
Marcus S. Ryu	43	President, Chief Executive Officer and Director	2001
Craig Conway	62	Director	2010
Guy Dubois	62	Director	2012
Peter Gassner has served on our board of directors since 2015 and as Chairman of the board since March 2017. Since 2007, Mr. Gassner has served as Chief Executive Officer and member of the board of directors of Veeva Systems Inc. Prior to that, from 2003 to 2005, Mr. Gassner served as Senior Vice President of Technology at Salesforce.com. From 1995 to 2003, Mr. Gassner served as Chief Architect and General Manager of PeopleTools at PeopleSoft. Mr. Gassner holds a BS in Computer Science from Oregon State University.
Our board of directors believes that Mr. Gassner is qualified to serve as a director based on his executive leadership roles and broad software industry expertise.
Paul Lavin has served on our board of directors since 2014. Mr. Lavin has served as President and Chief Executive Officer of American Health, a leading medical management company and a subsidiary of Aetna, since 2008. Prior to joining American Health, Mr. Lavin was a Managing Director at BearingPoint/KPMG Consulting where his focus was on financial services, primarily insurance and investments. Mr. Lavin was formerly a Senior Vice President at Prudential, an executive at Alexander & Alexander and a principal at Mercer Management Consulting. He holds both a BS in Economics and an MBA from the University of Pennsylvania's Wharton School of Business.
Our board of directors believes that Mr. Lavin is qualified to serve as a director based on his executive leadership roles and broad industry expertise.
Marcus S. Ryu is Guidewire’s Chief Executive Officer and President and has overall responsibility for our operations and strategic direction. Since co-founding the Company in 2001, he has held a variety of roles for the company, including securing key customer relationships, communicating our value proposition, and defining our product strategy. He serves on our board of directors and has managed the engineering, sales, services, and strategy departments. Before Guidewire, Mr. Ryu was Vice President of Strategy at Ariba, Inc. and an Engagement Manager at McKinsey & Company. Mr. Ryu was a director of Opower, Inc., a software company in the utilities space, prior to its sale to Oracle Corporation. He has an A.B. from Princeton University and a B.Phil. from New College, Oxford University.
Our board of directors believes that Mr. Ryu is qualified to serve as a director based on his experience as co-founder, President and Chief Executive Officer of Guidewire and his extensive service across a broad spectrum of Guidewire functions, including strategy, business development, operations, engineering and marketing.
Craig Conway has served on our board of directors since December 2010. Mr. Conway served as Executive Chairman of the board from December 2010 to March 2014, and as Chairman of the board of directors from March 2014 to April 2015, and October 2016 to March 2017. From 1999 to 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems, a high bandwidth network communications provider, from 1996 to 1999 and TGV Software, a TCP/IP protocol and applications company, from 1993 to 1996. Mr. Conway currently serves as a director of Salesforce.com and Industrial and Financial Systems, IFS AB (IFS). During the past five years, Mr. Conway has also served as a director of Achievers and Advanced Micro Devices, Inc. (AMD). Mr. Conway received a B.S. in Computer Science and Mathematics from the State University of New York at Brockport.
Our board of directors believes that Mr. Conway is qualified to serve as a director based on his extensive and broad background in business management, including his experience as president and chief executive officer of three technology companies, as well as his service on the boards of other publicly held companies.
Guy Dubois has served on our board of directors since 2012. Mr. Dubois currently serves as Chairman of the Board of Access Group, a privately held company and a leading mid-market software solutions provider in the U.K. He is also a member of the board of directors of Ansys Inc., a publicly traded company that develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. Since 2013, he has served as Chairman of NewVoiceMedia, a privately held UK firm specializing in cloud contact center technology.  From 2013 to 2014, he was a Senior Advisor at Silver Lake, a leading private equity technology investor.  From July 2011 to July 2012, he held the position of CEO at TEMENOS, a banking software provider. Previously, Mr. Dubois held senior positions with Vantive, Sybase, Digital Equipment Corporation and MACH Group, Amdocs, Cramer Systems and PeopleSoft. Mr. Dubois graduated with a Master of Science & Business from Lille University as well as being a graduate of the University of Lille Engineering School.
Our board of directors believes that Mr. Dubois is qualified to serve as a director based on his prior service as an executive leader of multiple technology companies, service on public and private company boards and knowledge of the software industry.
Information Concerning Director No Longer in Office
John Cavoores served on our board of directors from 2012 to December 2016, when he retired from our Board. From April, 2015 to October 2016, Mr. Cavoores served as Chairman of our Board. Mr. Cavoores has retired from the board at the end of his current term expiring effective December 1, 2016.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On the recommendation of our audit committee, our board of directors has appointed KPMG LLP (“KPMG”), independent public accountants, to audit our financial statements for the fiscal year ending July 31, 2018. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire. If the stockholders do not ratify the appointment of KPMG, the audit committee of the board of directors will reconsider the appointment.
In the vote on the ratification of the selection of KPMG as our independent auditors, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.
Vote Required for Approval
Assuming a quorum is present, the selection of KPMG as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2018.
Auditor Information
The types of services and aggregate fees billed or expected to be billed by KPMG with respect to our 2017 and 2016 fiscal years are as follows:

	Fiscal Year Ended July 31,
	2017	2016
Description of Services
Audit Fees (1)	$1,925,460	$1,473,370
Audit-Related Fees (2)	592,080	309,445
Tax Fees (3)	496,975	294,340
Other Fees (4)	1,780	1,650
Total	$3,014,515	$2,078,805

(1)
Relates to the audit of our annual financial statements including the audit of purchase accounting related to acquisitions, the review of the financial statements included in our quarterly reports, services rendered in connection with our Form S-8, and statutory audits required by non-U.S. jurisdictions.

(2)	Relates primarily to due diligence services related to business combinations.
(3)	Relates to the research and development ("R&D") credit studies and international tax compliance services.
(4)	Relates to the annual subscription of an online accounting research tool.
The audit committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG's independence and determined that they were compatible.
In accordance with its charter, the audit committee is required to pre-approve all audit and audit related services and permitted non-audit services, including the terms of all engagements, to be performed by our independent registered public accounting firm. As part of its review, the audit committee furthermore considers whether the non-audit services will or may potentially impact the independence of our independent registered public accounting firm. During fiscal years 2017 and 2016, all services performed by KPMG for our benefit were pre-approved by the audit committee in accordance with its charter and all applicable laws, rules and regulations.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the fiscal year ended July 31, 2017.
The compensation committee of the board of directors (the “Compensation Committee”) annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.
The say-on-pay proposal is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Recommendation
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
Vote Required for Approval
The advisory approval of our executive compensation requires a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting. As this is an advisory vote, the result will not be binding on the Company, our board of directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.
Role of the Audit Committee
The audit committee operates under a written charter adopted by the board of directors in connection with the Company's initial public offering, which provides that its functions include the oversight of the quality of the Company's financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of the Company's independent registered public accounting firm including reviewing their independence; reviewing and approving the planned scope of the Company's annual audit; reviewing and pre-approving any non-audit services that may be performed by the Company's independent registered public accounting firm; reviewing with management and the Company's independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company's critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held five meetings during fiscal year 2017.
The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and an independent audit of the Company's internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee's responsibility is to monitor and oversee this process.
Review of Audited Financial Statements for Fiscal Year Ended July 31, 2017
The audit committee reviewed and discussed the Company's audited financial statements for the fiscal year ended July 31, 2017 with management. The audit committee discussed with KPMG the matters required to be discussed under the PCAOB standards.
The audit committee received the written disclosures and the letter from KPMG required by PCAOB regarding KPMG's communications with the audit committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG its independence from the Company and its management.
The Company's management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by the Company's employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.
Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2017 for filing with the SEC.
Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG is in fact “independent.”
THE AUDIT COMMITTEE
Clifton Thomas Weatherford (Chair)
Craig Conway
Paul Lavin

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board of directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.
Our board of directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of the New York Stock Exchange (“NYSE”).
Besides verifying the independence of the members of our board of directors and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our board of directors, we also:
•Intend to periodically review and make necessary changes to the charters for our audit, compensation, nominating and corporate governance and business opportunities committees;
•Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•Have a code of business conduct and ethics that applies to our officers, directors and employees.
In addition, we have adopted a set of corporate governance guidelines. The NCG committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Our corporate governance guidelines address such matters as:
•Director Independence - Independent directors must constitute at least a majority of our board of directors;
•Monitoring Board Effectiveness - The board of directors must conduct an annual self-evaluation of the board of directors and its committees;
•Chairman of the Board - The roles and responsibilities of the Chairman of the Board are generally described in our corporate governance guidelines, as described under the section titled, “Chairman of the Board” below;
•Executive Sessions of Directors - The Chairman of the Board regularly leads meetings among non-employee directors without management present;
•Board Access to Independent Advisors - Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate; and
•Board Committees - All members of the audit, compensation and NCG committees are independent in accordance with applicable NYSE criteria.
Copies of our corporate governance guidelines, code of business conduct and ethics, and committee charters can be found on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance.”
Meetings of the Board of Directors
Our board of directors held thirteen regular and special meetings in fiscal year 2017. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they served at the time, which were held during fiscal year 2017. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer (“CEO”), principal financial officer and principal accounting officer. During fiscal year 2017, no waivers were granted from any provision of the code of business conduct and ethics.
A copy of our code of business conduct and ethics is available on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance” and may also be obtained without charge by contacting our Corporate Secretary at Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our CEO, principal financial officer or principal accounting officer) on our website.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.
Independence of the Board of Directors
Consistent with our corporate governance guidelines and NYSE rules, our board of directors has determined that, as of the date of this proxy statement, six out of the seven members of our board of directors are “independent,” the one non-independent member being Marcus S. Ryu, our President and Chief Executive Officer. In addition, all members of the audit, compensation and NCG committees satisfy such independence criteria.
Structure of the Board of Directors
The positions of Chief Executive Officer and Chairman of the Board are separated. The board of directors believes that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Chairman of the Board, Peter Gassner, is independent.
Chairman of the Board
The duties of the Chairman of the Board include: (i) collaborating with the Chief Executive Officer on the Company's strategy, product roadmap, management organization, acquisitions and legal matters, (ii) reviewing meeting agendas of the board of directors in consultation with the Chief Executive Officer, (iii) presiding over meetings of the board of directors, (iv) approving meeting schedules to ensure that there is sufficient time for discussion of all items, (v) serving as a liaison between our Chief Executive Officer and our board of directors, and (vi) leading the board of directors' annual evaluation process of the Chief Executive Officer.
Executive Sessions
The board of directors regularly holds executive sessions without the presence of executive management. The sessions are scheduled and led by our Chairman of the Board. Any director can request additional executive session(s) be scheduled.
Director Attendance at Annual Stockholder Meetings
Directors are encouraged, but not required, to attend our Annual Stockholder Meeting.
Board's Role in Risk Oversight
Our board of directors has overall responsibility for our risk oversight with a focus on the most significant risks. The board of director's risk oversight process builds upon management's risk assessment and mitigation processes. Our enterprise risk management program is overseen by our general counsel and chief financial officer. Individual risks are identified and prioritized based on their overall impact to the organization in the context of significance and likelihood. The most significant risks are then identified to the board of directors and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the board of directors and management. The management team communicates regularly with the board of directors, through the audit committee, regarding management's ongoing enterprise risk management assessments. The board of directors also receives committee reports from each of the standing committees of the board of directors periodically to assist it in overseeing the Company's enterprise risk management. The board of directors also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board of directors or any of its committees.
Compensation Plans Risk Assessment
As part of its oversight function, our board of directors and our Compensation Committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Compensation Committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel and to the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our Intranet website. Such complaints received by telephone or via online reporting system, are promptly sent to the general counsel and to the chair of the audit committee.
Committees of the Board of Directors
The board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to the board of directors as and when appropriate. The board of directors presently has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a business opportunities committee. Each of the four standing committees of the board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance.”
The following is a summary of our committee structure and membership information:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Business Opportunities Committee
Andrew William Fraser Brown	—	Member	—	Chairperson
Craig Conway	Member	—	—	—
Guy Dubois	—	Chairperson	Member	—
Peter Gassner	—	—	Member	—
Paul Lavin	Member	Member	Chairperson	—
Marcus Ryu	—	—	—	Member
Clifton Thomas Weatherford	Chairperson	—	—	Member

Audit Committee
The audit committee met five times in fiscal year 2017. Each of Messrs. Conway, Lavin and Weatherford (1) is “independent” as defined by current NYSE listing standards and (2) meet the independence requirements of Rule 10A of the Exchange Act. Mr. Weatherford qualifies as a “financial expert” as defined by SEC rules. Pursuant to its charter, the audit committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our independent auditors and other significant financial matters. In discharging its duties, the audit committee:
•Has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors;
•Reviews and approves the scope of the annual audit;
•Reviews and pre-approves the engagement of our independent auditors to perform audit and non-audit services and related fees;
•Reviews the integrity of our financial reporting process;
•Reviews our financial statements, disclosures and filings with the SEC;
•Reviews and approves an annual report of the audit committee for inclusion in this proxy statement;
•Reviews disclosures from our independent auditors regarding independence standards;
•Reviews and, if appropriate, approves, related-party transactions;
•Oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters; and
•Annually reviews and assesses its performance and the adequacy of its charter.

Compensation Committee
The Compensation Committee met ten times in fiscal year 2017. The board of directors has determined that each of the members of the Compensation Committee is: (1) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, (2) an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and (3) “independent” as defined by current NYSE listing standards.
The Compensation Committee's specific responsibilities include the following:
•Overseeing our compensation and benefits policies generally;
•Evaluating the performance of our executives;
•Overseeing, evaluating the performance of and setting compensation for our executive officers;
•Reviewing and approving any employment, severance and change of control agreements with our executive officers, as well as any other compensation arrangements;
•Evaluating and recommending equity grants and compensation for our directors;
•Acting as administrator of our equity compensation plans;
•Reviewing an annual discussion and analysis on executive compensation for inclusion in our annual proxy statement;
•Overseeing all matters relating to stockholder advisory voting on executive compensation for our named executive officers (“say-on-pay”), the frequency of such voting, and stockholder advisory voting regarding change of control or “golden parachute” payments;
•Retaining or obtaining the advice of compensation consultants, legal counsel and/or other advisers on compensation arrangements;
•Reviewing any risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on the Company; and
•Annually reviewing and assessing its performance and periodically reviewing the adequacy of its charter.
Nominating and Corporate Governance Committee
The NCG committee met twice in fiscal year 2017. The board of directors has determined that each of the members of the NCG committee is “independent” as defined under current NYSE listing standards. Pursuant to its charter, the NCG committee is responsible for, among other things:
•Making recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;
•Evaluating and recommending to our board of directors any revisions to our corporate governance guidelines;
•Establishing criteria for membership on the board of directors and its committees, including criteria as to director independence;
•Overseeing the process for evaluating the performance of our board of directors and its committees;
•Evaluating the current composition, organization and governance of our board of directors and its committees, determining future requirements and making recommendations to our board of directors for approval;
•Reviewing conflicts of interest policies; and
•Annually reviewing and evaluating its performance, including compliance with its charter.
Business Opportunities Committee
The Business Opportunities Committee (“BOC”) met six times in fiscal year 2017. Pursuant to its charter, the BOC is responsible for, among other things:
•Reviewing acquisition strategies with the Company’s management;

•In conjunction with management, recommending acquisition strategies and potential targets to the Company’s board of directors, as appropriate;
•Authorizing and approving term sheets or letters of intent for certain strategic transactions by the Company, as outlined in the committee's charter; and
•Periodically reviewing the committee's charter, compliance with the same and general committee performance.
Consideration of Director Nominees
Stockholder Nominees. Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. For a description of this process, see the section titled “Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares - How can stockholders submit a proposal for inclusion in our proxy statement for the 2018 annual meeting?” above. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NCG committee. The NCG committee's policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the NCG committee seeks to balance an individual's knowledge, experience and capabilities and compliance with the membership criteria set forth below under the section titled “Director Qualifications.”
Director Qualifications. Our corporate governance guidelines apply membership criteria to nominees recommended by the NCG committee for a position on our board of directors. These include judgment, diversity, skills, background and experience in light of the board of directors' present composition and the current challenges and needs of the board of directors and its committees. The NCG committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines and committees' charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate's present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders. While we take into account diversity of background and experience, we do not have a formal policy that requires nominees to meet specific criteria.
Identifying and Evaluating Nominees for Directors. The NCG committee utilizes a variety of methods to identify and evaluate director nominees. The NCG committee plans to assess the appropriate size of the board of directors from time to time and whether any vacancies are expected. In the event that vacancies are anticipated or otherwise arise, the NCG committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the NCG committee through current board of director members, professional search firms engaged by the NCG committee, stockholders or others. These candidates may be evaluated at meetings of the NCG committee and may be considered at any point during the year.

EXECUTIVE OFFICERS OF THE REGISTRANT
Our executive officers, and their ages and positions as of July 31, 2017, are set forth below:

Name	Age	Position(s)
Marcus S. Ryu	43	President, Chief Executive Officer, Co-Founder and Director
Richard Hart	53	Chief Financial Officer
Priscilla Hung	50	Chief Operations Officer
Ali Kheirolomoom	53	Chief Product Officer
J. Winston King	45	General Counsel and Secretary
Michael Polelle	53	Chief Delivery Officer
Scott Roza	49	Chief Business Officer
Marcus S. Ryu. See Proposal One: Election of Directors for Mr. Ryu's biographical information.
Richard Hart has served as our Chief Financial Officer since March 2015. From March 2004 to November 2013, Mr. Hart served as Managing Director at Deutsche Bank, an investment bank. From 1999 to 2004, Mr. Hart served as an investment banker at Credit Suisse First Boston, an investment bank, most recently as Managing Director. Mr. Hart holds a JD from New York University School of Law and a BA in Physics from the University of Pennsylvania.
Priscilla Hung has served as our Chief Operations Officer since June 2017, and Chief Administrative Officer from September 2014 to June 2017, Senior Vice President of Operations & Corporate Development from 2012 to 2014, Vice President of Operations from 2010 to 2012, and Vice President of Corporate Development & Alliances from 2005 to 2010. Prior to joining Guidewire, from 2000 to 2005, Ms. Hung held several management positions at Ariba Inc., including the Director of Operations and Director of Global Channels and Alliances. Ms. Hung holds an M.Eng Industrial Engineering and Operations Research degree from Cornell University.
Ali Kheirolomoom has served as our Chief Product Officer since December 2014. Prior to that, Mr. Kheirolomoom was responsible for product development and product strategy serving as SVP, Products, Group VP and General Manager, Process Platforms IT Service Management at Serena Software, a privately held software company, from March 2005 to 2014. From February 2003 to March 2005, Mr. Kheirolomoom was a co-founder of Apptero, Inc., an enterprise software company, where he served as Vice President of Development and Chief Technology Officer. Prior to Apptero, Mr. Kheirolomoom was co-founder and Vice President of Development/Chief Technology Officer for Avinon, a privately held enterprise software company, from May 1999 to January 2003. Mr. Kheirolomoom holds a BS in Computer Engineering from the University of California in Santa Cruz.
J. Winston King has served as our General Counsel and Secretary since January 2013. Before joining Guidewire, Mr. King worked at Infogroup, Inc., a multinational data, marketing services and research firm, from 2007 to 2012, where he most recently was EVP, General Counsel and Secretary. Prior to that, Mr. King practiced with the WilmerHale law firm in their Washington, DC office. Mr. King holds an A.B. in economics from Duke University and a J.D. from Vanderbilt University School of Law.
Michael Polelle has served as our Chief Delivery Officer since March 2015 and Chief Customer Officer from April 2014 to March 2015. Prior to joining Guidewire, Mr. Polelle was Senior Vice President for Americas Services for JDA, a leading supplier of enterprise supply chain systems, from May 2010 to April 2014. Prior to that, Mr. Polelle served as Vice President of North American Services for both Manugistics, a supplier of resource planning and supply chain software, from March 2000 to May 2005, and QAD, an Enterprise Resource Planning software provider, from May 2005 to May 2010. He holds a B.S. in Applied Math, Engineering, and Physics from the University of Wisconsin and an M.B.A. in Operations Management from the University of Minnesota.
Scott Roza has served as our Chief Business Officer since March 2016, as Chief Customer Officer from March 2015 to March, 2016 and as Senior Vice President, Worldwide Sales from November 2013 to March 2015. Mr. Roza resigned his position as a Company officer effective November 1, 2017, and announced his intention to terminate his employment with the Company at the end of the calendar year. Prior to joining Guidewire, Mr. Roza served as Chief Executive Officer of Skytap, Inc., a provider of software as a service company, from February 2008 to July 2013. Prior to Skytap, he was Vice President of Worldwide OEM and Channel Sales for Hewlett Packard/Opsware’s Business Service Automation business unit from April 2007 to February 2008, as well as Vice President of Marketing and Business Development for iConclude, an automation services company, from January 2006 to April 2007. Prior to iConclude, Mr. Roza served as Vice President, Sales and Marketing, for Advanced Digital Information Corporation, a data storage company, from September 2001 to January 2006. Mr. Roza holds a B.S. degree in Marine Engineering from the United States Naval Academy, an M.S. degree in Mechanical Engineering from University of Maryland, an M.S. degree in Mechanical Engineering from Massachusetts Institute of Technology, and an M.B.A. from Massachusetts Institute of Technology’s Sloan School.

INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS

Director Compensation
We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between our directors and our executives, both during and between formal meetings, as well as to compensate our directors for their time and effort. Further, we believe that it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.
The Compensation Committee reviews non-employee director compensation every two years, unless circumstances warrant a more frequent review, such as to determine the appropriate compensation for a new committee of the board of directors. The Compensation Committee last reviewed non-employee director compensation in September 2016. In doing so, the Compensation Committee reviewed and considered a peer group study prepared by its executive compensation advisor, Radford, an Aon Hewitt company ("Radford"). The Compensation Committee did not strictly target any specific levels of pay, and instead, used the comparative market data provided by Radford as an important reference point in its decision-making process. The compensation committee did not recommend any changes to non-employee director compensation based on its review.
Our non-employee directors receive an annual cash retainer for board and committee service in addition to equity compensation, as set forth in further detail in the table below. Our non-employee directors do not receive fringe or other benefits. Directors who are also one of our employees are not entitled to additional compensation for serving as a director.

Position		Annual Cash Retainer ($) (1)	Equity Compensation (2)
Board of Directors Membership		50,000	Initial grant of RSUs with a value of $200,000 (pro-rated) and annual grant of RSUs with a value of $200,000
Position		Additional Annual Cash Retainer ($)
Chairman of the Board of Directors		50,000	None
Audit Committee	Chair	20,000	None
	Member	10,000	None
Compensation Committee	Chair	15,000	None
	Member	7,500	None
Nominating and Corporate Governance Committee	Chair	10,000	None
	Member	5,000	None
Business Opportunities Committee	Chair	10,000	None
	Member	5,000(3)	None
	Non-Committee Project Members	1,000 per meeting(4)	None

(1)	The annual cash retainers are payable in quarterly installments.
(2)
The RSU grants vest on the one-year anniversary of the grant. However, if the non-employee director's service ends at the next annual meeting of shareholders and such meeting occurs before the one-year anniversary of the grant, the RSU shall be fully vested on the date of such annual meeting.

(3)	Committee members will also be paid $1,000 per meeting in excess of five meetings per year.
(4)
Non-committee project members are appointed to lend their expertise to specific matters under consideration by this committee and will be paid $1,000 per meeting. Such non-committee project members will not receive any additional retainer for service to this committee other than the standard $50,000 annual retainer for board membership.

The table below shows the compensation received by each of our non-employee directors during the fiscal year ended July 31, 2017 ("fiscal year 2017"). Of our directors during fiscal year 2017, Marcus Ryu was the only employee and did not receive any additional compensation for his services as our director during this time. Mr. Ryu was a named executive officer for fiscal year 2017 and information regarding his compensation for such year is presented below in the “Summary Compensation Table - 2017”.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Andrew William Fraser Brown (2)	65,833	183,260	—	249,093
John Cavoores (3)	30,833	—	—	30,833
Craig Conway (4)	85,000	183,260	—	268,260
Guy Dubois (5)	70,000	183,260	—	253,260
Peter Gassner (6)	74,145	183,260	—	257,405
Paul Lavin (7)	79,833	183,260	—	263,093
Clifton Thomas Weatherford (8)	75,000	183,260	—	258,260

(1)
The amounts shown reflect the aggregate grant date fair value of RSUs granted during fiscal year 2017, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the non-employee directors during fiscal year 2017. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 7 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2017 regarding assumptions underlying valuation of equity awards.

(2)	As of July 31, 2017, Mr. Brown held an option to purchase 4,308 shares of our common stock and 3,400 unvested RSUs.
(3)	As of July 31, 2017, Mr. Cavoores did not hold any options or have any unvested RSUs because Mr. Cavoores retired from the Board effective December 1, 2016.
(4)	As of July 31, 2017, Mr. Conway held options to purchase 5,519 shares of our common stock and 3,400 unvested RSUs.
(5)	As of July 31, 2017, Mr. Dubois held an option to purchase 4,308 shares of our common stock and 3,400 unvested RSUs.
(6)	As of July 31, 2017, Mr. Gassner held 3,400 unvested RSUs.
(7)	As of July 31, 2017, Mr. Lavin held an option to purchase 2,621 shares of our common stock and 3,400 unvested RSUs.
(8)	As of July 31, 2017, Mr. Weatherford held 3,400 unvested RSUs.
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are applicable to non-employee directors and senior executives. The stock ownership guidelines require that each non-employee director own shares of our common stock equal to at least three times his annual cash retainer, by the first July 31st that occurs following the three-year anniversary of his or her initial election to our board of directors (or, if later, July 31, 2018).
Compensation Committee Interlocks and Insider Participation
During our fiscal year ended July 31, 2017, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Guy Dubois, Chair
Andrew William Fraser Brown
Paul Lavin

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Marcus Ryu, our President and Chief Executive Officer (our “CEO”);

•	Richard Hart, our Chief Financial Officer (our “CFO”);

•	Priscilla Hung, our Chief Operations Officer;

•	Ali Kheirolomoom, our Chief Product Officer; and

•	Scott Roza, our Chief Business Officer.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our Named Executive Officers during fiscal year 2017.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we need to attract a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.
We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefit packages that are fair and reasonable, are competitive within our market, are focused on long-term value creation, and reward the achievement of our strategic, financial and operational objectives.
Accordingly, we have oriented our executive compensation program to observe the following basic principles and objectives:

•	provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage our growth and lead us to the next stage of development;

•	provide total compensation opportunities that are consistent with our business goals;

•	provide cash compensation that is market-based and, in the case of cash-based incentives, establishes a direct and meaningful link between business results, individual performance and rewards;

•
provide equity-based compensation that enables our executive officers to share in our financial results and that establish a clear alignment between their interests and the interests of our stockholders;

•	provide a core level of welfare and other benefits; and

•	maintain compensation policies and practices that reinforce a culture of ownership, excellence and responsiveness.
Compensation Program Design
To date, the compensation of our executive officers, including the Named Executive Officers, has typically consisted of base salary, a cash bonus opportunity and equity compensation in the form of stock options, RSUs subject to performance-based vesting conditions (“Performance-Vesting RSUs”) and RSUs subject to time-based vesting conditions (“Time-Vesting RSUs”). Of these components, only base salary is fixed while the other components are variable based on the performance of both the Company and the individual executive officer, measured against specific objectives that are determined in advance.
The key component of our executive compensation program has been equity awards in the form of stock options to purchase shares of our common stock, Performance-Vesting RSUs and Time-Vesting RSUs. We use equity-based awards as we deem appropriate to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.
We also have offered cash compensation in the form of base salaries, to reward individual contributions and compensate our executive officers for their day-to-day responsibilities, and annual cash bonuses, to drive and incentivize our executive officers to achieve our short-term strategic and operational objectives.
In addition to these elements of our executive compensation program, we also provide executive officers, including our Named Executive Officers, with certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below titled “Executive Compensation Program Elements-Welfare and Other Benefits” and "Executive Agreements and Termination of Employment Arrangements."
We evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we review executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives and that our cost of replacement for a key employee is reasonable.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and for determining the compensation of our executive officers, including the Named Executive Officers. In addition, the Compensation Committee provides strategic direction to management regarding the overall corporate compensation philosophy. The Compensation Committee operates pursuant to a written charter that has been approved by our board of directors.
Typically, in the first quarter of each fiscal year, the Compensation Committee reviews the compensation of our executive officers, decides whether to make any adjustments to their base salaries, designs an executive bonus plan, including the corporate performance measures, and objectives to be used for purposes of determining their annual cash bonuses for the current fiscal year, and determines whether to approve any equity awards. In addition, at that time, the Compensation Committee evaluates the performance of the Company, as well as the individual performance of each executive officer, as applicable, to determine whether to pay cash bonuses for the previous fiscal year and, if so, the amount of any such bonuses.
In determining executive compensation for fiscal year 2017, the Compensation Committee reviewed and considered various market data presented by Radford, as well as our overall financial plan. The Compensation Committee did not strictly set compensation at a specific level of pay; however, the Compensation Committee took into account the 50th percentile of our peer group's pay, as well as other factors, including individual performance, role and tenure, in setting our executive compensation. Accordingly, the comparative market data provided by Radford was one reference point and one factor, among others, in our compensation decision-making process.
Role of Senior Management
Typically, the Compensation Committee seeks the input of our CEO when discussing the performance of and compensation for our executive officers, including the other Named Executive Officers other than the CEO. In this regard, our CEO reviews the performance of the other executive officers, including the other Named Executive Officers, annually and presents to the Compensation Committee his conclusions and other input as to their compensation, including base salary adjustments, cash bonus payouts, and equity awards. The Compensation Committee uses this input as one factor in its deliberations to determine the compensation of our executive officers.
While our CEO typically attends meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our CEO when discussing his compensation and when discussing certain other matters, as well. Decisions with respect to our CEO’s compensation are made by the Compensation Committee.

The Compensation Committee also works with our CFO, our Vice President of Human Resources and our General Counsel and Secretary in evaluating the financial, accounting, tax and retention implications of our executive compensation plans and arrangements.
Role of Compensation Consultant
The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. For fiscal year 2017, the Compensation Committee engaged Radford to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. During fiscal year 2017, Radford performed the following projects for the Compensation Committee:

•	reviewed our general compensation principles for fiscal year 2017;

•	prepared an assessment of non-employee director compensation;

•
prepared an assessment of our executive officers’ total compensation, as well as each individual compensation component, including an analysis of cash compensation and equity compensation as compared to a composition of our peer group (described below);

•	assisted with the design of the overall equity program, including helping set grant levels for the Company as a whole

•	analyzed pay survey data;

•	provided advice regarding best practices and compensation trends, including proxy advisory firms’ evolving positions on executive pay; and

•	performed a risk analysis of our compensation arrangements.
Radford served at the discretion of the Compensation Committee and did not provide any other services to the Company during fiscal year 2017 other than those for which they were engaged by the Compensation Committee. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from independently advising the Company.
Comparative Market Data
To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, including our Named Executive Officers, Radford prepares comparative market data on compensation practices and programs as well as guidance on industry best practices. The Compensation Committee, with guidance from Radford and input from senior management, determines the composition of our peer group and reevaluates this group on an annual basis. The Compensation Committee determined that our peer group for determining the compensation of our Named Executive Officers in fiscal year 2017 in connection with our annual compensation review would consist of 22 public software companies in the San Francisco Bay Area and other technology hubs with revenue and market capitalization that are of similar ranges and have business characteristics that we believe are comparable to us and who compete with us for executive talent. At the time we determined our peer group for fiscal year 2017, our trailing 12-month revenue approximated the 40th percentile of the peer group and our market capitalization approximated the 65th percentile of the peer group. Below is a list of the companies in our peer group for fiscal year 2017:
Fiscal Year 2017 Peer Group Companies
•Aspen Technology
•athenahealth
•CommVault Systems
•comScore
•Cornerstone OnDemand
•FireEye
•Fleetmatics Group

•Imperva
•LogMeIn
•Medidata Solutions
•NetSuite
•Proofpoint
•Qlik Technologies
•RealPage
•ServiceNow
•Splunk
•SS&C Technologies Holdings
•Synchronoss Technologies
•Tableau Software
•Tyler Technologies
•The Ultimate Software Group
•Veeva Systems

The evaluation of the peer group generally occurs in March of each year. In March 2017, our Compensation Committee reassessed our peer group for use in setting our fiscal year 2018 executive compensation, and determined to continue to base it on publicly traded software companies in the San Francisco Bay area and other technology “hubs” with revenue between $200 million and $1 billion, including high revenue growth companies. Our Compensation Committee also removed four companies from the fiscal year 2018 peer group listed above that were either sold or no longer publicly traded (comScore, Fleetmatics Group, NetSuite, Qlik Technologies) and added three new companies (Ellie Mae, Manhattan Associates and Medidata Solutions) to the peer group so that the group contained a sufficient number of companies.
Consideration of Say-On-Pay Advisory Vote
At our December 1, 2016 Annual Meeting of Stockholders, approximately 99.1% of the votes cast on the advisory say-on-pay proposal indicated approval of the fiscal year 2016 compensation of our Named Executive Officers. The Compensation Committee believes that the vote outcome indicates that stockholders generally approve of the structure of our executive compensation program. In light of the 2016 advisory say-on-pay vote results, the Compensation Committee structured executive compensation for fiscal year 2017 in a way that is generally consistent with fiscal year 2016. Stockholders will have an opportunity annually to cast an advisory vote in connection with 2017 compensation for our Named Executive Officers.
Executive Compensation Program Elements
The following describes each element of our executive compensation program, the rationale for each and how compensation amounts and awards are determined.
Base Salary
We provide our executive officers, including the Named Executive Officers, with base salaries to compensate them for their day-to-day responsibilities. Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level.
Thereafter, the Compensation Committee reviews and recommends adjustments, as necessary or appropriate, to the base salaries of our executive officers on an annual basis. In doing so, the Compensation Committee exercises its judgment and discretion and considers several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the officer’s compensation as compared to similarly situated executives at comparable companies in our peer group, and the input of our CEO. No specific formula is applied to determine the weight of each criterion.

In September 2016, the Compensation Committee reviewed the base salaries of our executive officers and management team, including the Named Executive Officers, and adjusted the base salaries for certain of our Named Executive Officers in view of their performance during the fiscal year ended July 31, 2016. The Compensation Committee also took into account the 50th percentile of our peer group’s base salaries as one factor in determining base salaries for our Named Executive Officers. The Compensation Committee approved increases to annual base salaries for fiscal year 2017, as follows:

Named Executive Officer	Fiscal Year 2016 Base Salary ($)	Fiscal Year 2017 Base Salary Effective August 1, 2016 or November 1, 2016, as applicable ($)	Increase ($)
Marcus Ryu	475,000	500,000	25,000
Richard Hart	350,000	360,500	10,500
Priscilla Hung	271,000	279,130	8,130
Ali Kheirolomoom	340,000	351,900	11,900
Scott Roza	258,500	268,840	10,340
Senior Executive Incentive Bonus Plan
Our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) applies to certain key executives, including all the Named Executive Officers, except for Scott Roza, as selected by the Compensation Committee. The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Compensation Committee and related to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), which would include the achievement of specified financial or operational metrics or objectives. For fiscal year 2017, Scott Roza was eligible to participate in an individualized fiscal year 2017 sales commission plan (the “Commission Plan”), as described below.
Any bonuses paid under the Bonus Plan are based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas are adopted in each annual performance period by the Compensation Committee and communicated to each executive officer. No bonuses shall be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, we can adjust or pay bonuses under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executive officers under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.
Each executive officer participating in the Bonus Plan has a targeted bonus opportunity set for each performance period. The Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the Compensation Committee determines. If the Performance Goals are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date in order to be eligible to receive a bonus payment.
Target Bonus and Commission Opportunities
In September 2016, the Compensation Committee reviewed the target bonus and commission opportunities of our executive officers and management team, including the applicable Named Executive Officers, and adjusted target bonus and commission opportunities, as applicable, for each of our Named Executive Officers in view of their performance during the fiscal year ended July 31, 2016 and to set each Named Executive Officer’s total cash compensation (consisting of base salary and short-term incentive bonus target opportunity) generally at the 50th percentile of our peer group’s total compensation. In setting these target bonus and commission opportunities, the Compensation Committee also exercised its judgment and discretion and considered several factors, including our Company’s overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for annual bonuses and the recommendations of our CEO. As a result, our Compensation Committee adjusted the target bonus opportunity for Mr. Hart, our CFO, for fiscal year 2017 from 50% to 60% and for Ms. Hung, our COO, for fiscal year 2017 from 40% to 50%, based on his or her performance to date, and taking into account the 50th percentile for target bonus opportunity of our peer group for such position. Our Compensation Committee did not change the target bonus and commission opportunities for our other Named Executive Officers for fiscal year 2017, although, for certain Named Executive Officers, their potential bonus/commission payouts were subject to increases as a result of increases in their base salaries and the fact that the target bonuses/commissions are expressed as a percentage of their base salaries.

Named Executive Officer	Fiscal Year 2016 Target Bonus/Commission Opportunity (% of Base Salary)	Fiscal Year 2017 Target Bonus/Commission Opportunity (% of Base Salary)
Marcus Ryu	100	100
Richard Hart	50	60
Priscilla Hung	40	50
Ali Kheirolomoom	50	50
Scott Roza	103.8	103.8
For our Named Executive Officers who are eligible to participate in the Bonus Plan, 100% of such executive officer’s bonus was based on our Company’s performance during fiscal year 2017 as measured against the corporate financial and operational metrics described below (the "Company Performance Factor"). The Compensation Committee determined this allocation to be appropriate because it linked each executive officer’s potential bonus opportunity to corporate performance, thereby motivating him or her to focus his or her efforts on successfully executing our annual operating plan. The formula for the bonus calculation was as follows:

Target Cash Bonus Opportunity x
Company Performance Factor
Company Performance Factor
In fiscal year 2017, the bonuses of our executive officers, including the Named Executive Officers, who participated in our Bonus Plan were based on the performance of our Company during fiscal year 2016 as measured against the following pre-established corporate financial and operational metrics, which the board of directors deemed to be critical to enhancing stockholder value:

•	New Adjusted Booking Credit (the goal of this metric is to maximize new license bookings);

•	License and Maintenance Revenue (the goal of this metric is to maximize certain items of revenue from licensing fees and maintenance revenue); and

•	Non-GAAP Operating Income (the goal of this metric is to achieve or exceed our margin targets).

The Non-GAAP Operating Income metric is a non-GAAP financial measure. Non-GAAP Operating Income is derived from net income from operations and excludes stock-based compensation expenses and amortization of acquired intangible assets. See Appendix A to this proxy statement for further details regarding the Non-GAAP Operating Income metric and the reconciliation of the metric to net income from operations as reported for purposes of GAAP from the Company’s audited financial statements.
The target level for each of the metrics comprising the Company Performance Factor (as well as the threshold and maximum payout levels) and the weighting of each metric were set by the Compensation Committee at levels which reflected expected growth over the prior year and desired achievement in key strategic areas. The target levels were intended to require significant effort by our executive officers in order to be attained. In the case of each metric, if our Company's actual achievement was less than the threshold amount, then the performance factor for each metric would be zero. Achievement between the threshold amount and the maximum amount resulted in a performance factor between 50% and 150%, with 100% being paid out at target. Amounts over the maximum amount would result in a performance factor of 150%.
For purposes of calculating fiscal year 2017 bonuses, the Company Performance Factor was the sum of the performance factor for each of the three metrics described above, with each metric given a relative weight of 40%, 30% and 30% for New Adjusted Booking Credit, License and Maintenance Revenue and Non-GAAP Operating Income, respectively. The applicable metrics for 2017 were adjusted pursuant to the terms of the Bonus Plan as a result of the two acquisitions that our Company completed in fiscal year 2017.
Fiscal Year 2017 Bonus Decisions
After the conclusion of fiscal year 2017, the Committee evaluated our financial and operational performance for the fiscal year and determined that we had achieved a Company Performance Factor of 115%, which was based on our actual performance against the New Adjusted Booking Credit metric, against the License and Maintenance Revenue metric, and against the Non-GAAP Operating Income metric. Based on overall performance, the Compensation Committee approved cash bonuses for the applicable Named Executive Officers as follows:

Named Executive Officer	Fiscal Year 2017 Target Bonus Opportunity (% of Base Salary)	Company Performance Factor (%)	Cash Bonus ($)
Marcus Ryu	100	115	567,754
Richard Hart	60	115	236,775
Priscilla Hung	50	115	151,467
Ali Kheirolomoom	50	115	200,619
These bonuses to the Named Executive Officers for fiscal year 2017 were paid in fiscal year 2018, in accordance with normal Company practice.
Sales Commission Plan
Because much of Mr. Roza’s responsibilities are focused on the sale of our products, the Compensation Committee determined that it would be more appropriate for Mr. Roza to participate in the Commission Plan with terms that correspond to the results achieved by his sales team rather than in the Bonus Plan described above. Mr. Roza therefore earned commissions based on his team’s attainment of bookings quotas and achievement of license and maintenance revenue. The commission target for Mr. Roza was determined by the Compensation Committee based in part on the recommendations of our CEO.
Mr. Roza’s commission target was based on the attainment of his sales team’s bookings quota. If 100% or less of the target bookings quota was met, then Mr. Roza would be paid 0.429% of the actual bookings achieved (the “Tier 1 Target”). If greater than 100%, but less than or equal to 110% of the target bookings quota was achieved, then Mr. Roza would be paid the Tier 1 Target plus an additional 0.644% of the actual bookings achieved above the target bookings quota (the “Tier 2 Target”). If greater than 110% of the target bookings quota was achieved, then Mr. Roza would be paid the Tier 1 Target plus the Tier 2 Target plus an additional 0.859% of the actual bookings achieved above 110% of the target bookings quota.
Mr. Roza was also eligible to receive additional bonus payments of up to $50,000 if bookings quotas related to specific Company products were achieved. Mr. Roza would not be eligible to receive any payment with respect to a specific product if the bookings target for such product was not achieved.
For fiscal year 2017, Mr. Roza was deemed to have earned an amount equal to $276,026 based on his sales team’s bookings quota for such year. Mr. Roza’s sales commissions for bookings are paid on a monthly basis.
Equity Compensation
We use equity awards to incentivize and reward our executive officers, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders.
To date, we have used stock options, Performance-Vesting RSUs and Time-Vesting RSUs as our equity award vehicles. We believe that Performance-Vesting RSUs and Time-Vesting RSUs provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the market price of our common stock, and, because they use fewer shares than stock options, are less dilutive to our stockholders. We also believe that stock options provide a strong reward for growth in the market price of our common stock as the entire value of stock options depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as they require continued employment through the vesting period. Stock options generally have a 10 year term and vest monthly over four years, subject to an award holder’s continued employment through each applicable vesting date. Consistent with our compensation objectives, we believe this approach aligns our executive officers’ efforts and contributions with our long-term interests and allows them to participate in any future appreciation in value of our common stock. We also believe that stock options, Performance-Vesting RSUs and Time-Vesting RSUs serve as effective retention tools due to vesting requirements that are based on continued service with the Company.
Since fiscal year 2013, we have granted our Named Executive Officers Performance-Vesting RSUs as well as Time-Vesting RSUs. Time-Vesting RSUs generally vest quarterly over four years, subject to an equity award holder’s continued employment through each applicable vesting date. The Performance-Vesting RSUs vest based on the satisfaction of both a time condition and a performance condition. Assuming performance conditions are met, Performance-Vesting RSUs vest over four years with 25% of the earned amount cliff vesting on the first anniversary of the vesting commencement date, and the remaining portion vesting in equal quarterly installments over the three years thereafter) (the “Time Condition”).

For the Performance-Vesting RSUs, the Performance Condition for fiscal year 2017 was tied to the achievement of a license and maintenance revenue target: (i) at the threshold revenue amount, 50% of the target number of Performance-Vesting RSUs would be eligible to vest; (ii) at the target revenue amount, 100% of the target number of Performance-Vesting RSUs would be eligible to vest; and (iii) at or above the maximum revenue amount, 150% of the target number of Performance-Vesting RSUs would be eligible to vest. If the license and maintenance revenue threshold is not attained, then none of the Performance-Vesting RSUs would be eligible to vest. In addition, if our license and maintenance revenue exceeds a ceiling amount, then the bonus would still be capped at 150% of target. In calculating the amount of license and maintenance revenue for this purpose, perpetual licenses revenue is subject to a cap and any amount in excess of that cap does not count towards achievement of the Performance Condition. Our Compensation Committee sets the target license and maintenance revenue at an amount that it believes can only be achieved with significant effort by our executives. Should the Company complete any acquisitions during the fiscal year, , the Performance Condition targets are adjusted based on the pro-forma operating plan presented to the Board of Directors or the Business Operating Committee. As a result, the applicable target for 2017 was adjusted to account for the two acquisitions that our Company completed in fiscal year 2017. For fiscal year 2017, the Company was determined to have achieved a license and maintenance revenue amount in excess of the target amount, which resulted in 123% of the target number of Performance-Vesting RSUs vesting in relation to Performance Condition achievement. 25% of these earned Performance-Vesting RSUs vested at that time and the remainder will time-vest in equal installments over the next three years subject to the holder’s continued employment with us.
For fiscal year 2017, our Compensation Committee also introduced an additional performance-vesting RSU that is tied to total stockholder return (“TSR RSU”). The TSR RSUs consist of a target number of RSUs that are eligible to vest at the end of a three-year performance period ending on July 31, 2019 (which began on August 1, 2016). The target number of TSR RSUs granted to the named executive officers in August 2016 are as follows:

Named Executive Officer	Target Number of TSR RSUs
Marcus Ryu	10,442
Richard Hart	6,500
Priscilla Hung	3,750
Ali Kheirolomoom	4,500
Scott Roza	4,500
The TSR RSU provides an opportunity to earn 0% to 200% of the target number of restricted stock units based on the Company’s total shareholder return percentile ranking relative to the software companies in the S&P Software and Services Select Industry Index (the “TSR Rank”) for the three-year cumulative performance period. If our total stockholder return over the performance period is negative, the TSR RSUs are capped at 100% even if our relative performance would otherwise result in a higher payout. Any earned TSR RSUs will vest at the end of the three-year performance period, subject to the participant’s continued service to the Company through such date. The Compensation Committee adopted this additional performance-based incentive as way to further align our Named Executive Officers with our stockholders, as the value of any amount earned pursuant to the TSR RSUs is directly tied to the relative appreciation in our stock price over a long-term period (three years). Moreover, this performance-based incentive serves to further retain our executives as no portion of the TSR RSUs are earned if the participant does not remain employed through the full three-year performance period. As discussed further below, a special performance based equity award, based in part on total stockholder return, was also put in place solely for Mr. Ryu, our CEO, in fiscal year 2017.
Typically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In formulating these awards, our Compensation Committee has considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, the Compensation Committee’s sense of the competitive market for similar positions, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Additionally, the Compensation Committee has reviewed the equity holdings of our executive officers annually and granted equity awards in the form of stock options and/or Performance-Vesting RSUs, TSR RSUs and Time-Vesting RSUs to our executive officers to ensure that their overall equity position was consistent with our compensation objectives.
For fiscal year 2017, the Compensation Committee did not apply a rigid formula in determining the size of these annual equity awards; however, in making its determination, the Compensation Committee took into account the 50th percentile of our peer group’s annual equity awards. In addition, the annual equity awards were split evenly between Performance-Vesting RSUs and

Time-Vesting RSUs, such that 25% of the total annual equity awards were in the form of TSR RSUs (resulting in 50% of the total award based on performance vesting) and 50% of the total equity awards were in the form of Time-Vesting RSUs. The Compensation Committee did not strictly benchmark against our peer group, but used its discretion as appropriate, when determining the size of equity awards. In conducting this review and making award determinations in fiscal year 2017, the Compensation Committee also exercised its judgment and discretion and considered several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within the Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for equity compensation, and, if applicable, the recommendations of our CEO. Based on these factors, in September 2016, the Compensation Committee approved Performance-Vesting RSUs, TSR RSUs and Time-Vesting RSUs to certain of our executive officers, including our Named Executive Officers, as set forth in the "Summary Compensation Table - 2017" and the "Grants of Plan-Based Awards Table - 2017" below.
Special CEO Equity Grant in Fiscal Year 2017
In addition to making an annual equity award in Fiscal Year 2017 to Mr. Ryu, our CEO, consisting of Performance-Vesting RSUs, TSR RSUs and Time-Vesting RSUs, our Compensation Committee also made an additional special equity award to him. The intent of the special award was to provide additional compensation to our CEO in the event of exceptional long-term performance over a multi-year period. In designing and approving the award, the Compensation Committee considered the following factors:

•
The desire to reward our CEO for leadership that has resulted in multiple consecutive strong financial years, by providing an incentive opportunity that allows for additional value creation via performance hurdles that focus on substantial company and shareholder value.

•
The goal of providing additional retention within our equity program given the competitive talent market for executives within the San Francisco Bay Area, and considering that, in light of our CEO’s long tenure with the Company, only 25% of our CEO’s entire equity holdings remain unvested.

•	The desire to provide an incentive that allows for additional value creation via performance hurdles that focus on substantial company growth.

Taking the above factors into account, our Compensation Committee, with input from Radford, designed a special long-term incentive plan (the “CEO LTIP”) and made a grant with a target number of 83,542 restricted stock units to our CEO in September 2016. The Compensation Committee recognized that the target value of the CEO LTIP was on the high end of the market range. However, our Compensation Committee designed the grant to require an extremely high level of achievement in order to be earned. In determining the size of the grant, the Compensation Committee also took into account the factors described above as well as a consideration of the level of grant that would be deemed meaningful for retention purposes. The CEO LTIP provides the CEO with an opportunity to earn 0% to 300% of the target number of restricted stock units based on (i) the Company's TSR Rank (based on the same TSR Rank used for the TSR RSU’s described above) for a two-year cumulative performance period commencing August 1, 2016 and ending July 31, 2018, (ii) the Company’s TSR Rank for a three-year cumulative performance period commencing August 1, 2016 and ending July 31, 2019 and (iii) a revenue/operating margin multiplier. Two-thirds of the target award is eligible to be earned for the two-year period ending July 31, 2018 and one-third of the target award (plus any portion not earned during the first interim period) is eligible to be earned for the three-year period ending July 31, 2019. Between 0-200% of the target award is eligible to be earned for each period based solely on the Company’s TSR Rank for such period. If our total stockholder return over the performance period is negative, the TSR RSUs are capped at 100% even if our relative performance would otherwise result in a higher payout. The percentage (of between 0-200%) of the target award based on the Company’s TSR Rank is then subject to a multiplier of between 75% to 150% based on the Company’s three-year revenue growth and operating margin percentage at the end of the full performance period. Accordingly, the formula for the award is as follows: Target Number of CEO LTIP multiplied by TSR Rank Factor (0-200%) multiplied by Revenue Growth/Operating Margin Factor (75-150%). These metrics of total stockholder return and revenue growth with an operating margin limit are intended to incentivize our CEO to create accelerated revenue growth and increased stockholder value over a multi-year period. Any earned restricted stock units will vest after the conclusion of the full three-year performance period ending July 31, 2019, subject to the CEO’s continued service to the Company through such date. This service requirement was designed to ensure that the award would provide a sufficient retention incentive for our CEO to remain in our service for the full performance-period.
Compensation Mix
In determining the amount of base salary, cash bonuses and equity compensation awarded to each Named Executive Officer, the Compensation Committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the Compensation Committee looks at the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.
Welfare and Other Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer their current compensation by up to the statutory limit and contribute to the plan. We currently match any contributions made to the plan by our employees, including executive officers, up to a maximum of $5,000 per participant. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other employee welfare and benefit programs to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do not provide any tax gross-ups for perquisites.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
We do not offer any defined benefit pension plans for our employees.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation arrangements for our employees.
Executive Agreements and Termination of Employment Arrangements
We entered into amended and restated executive agreements with each of the Named Executive Officers (except for Messrs. Hart and Kheirolomoom) in September 2014 and an executive agreement with Mr. Hart in March 2015 and an executive agreement with Mr. Kheirolomoom in December 2014 (collectively, the "Executive Agreements"), which terms are substantially similar. These Executive Agreements provide for at-will employment. In addition, each agreement sets forth the terms and conditions of employment of each of Messrs. Ryu, Hart, Hung, Kheirolomoom and Roza, including position, base salary, target annual bonus/commission opportunity and standard employee benefit plan participation.
These Executive Agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment within two months before or 12 months following a change in control of the Company.
For a summary of the material terms and conditions of the post-employment compensation terms applicable to our Named Executive Officers, see the section titled “Post-Employment Compensation” below.
Our philosophy is that outside of a change in control context, severance protections are only appropriate in the event an executive officer is involuntarily terminated by us without cause, and such protections are only provided upon the executive officer's execution of an effective release of claims. In addition, we believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty arises from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections during a change in control protection period, as mentioned above. We also provide severance protections in connection with a change in control, subject to each executive officer's execution of an effective release of claims against us, to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interest of our stockholders, despite the potential negative consequences such transactions may have on them personally. Further, we provide severance protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control, subject to the executive officer's execution of an effective release of claims against us, because we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. We believe that the severance benefits provided to our executive officers under their Executive Agreements are appropriate in light of the severance protections available to similarly-situated executive officers at companies in our peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.
Other Compensation Policies
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are applicable to non-employee directors and senior executives, including our Named Executive Officers. The stock ownership guidelines require that the CEO own shares of our common stock equal to at least three times his annual base salary and that all other executives who are required to report under Section 16 of the Exchange Act, including our Named Executive Officers, own shares of our common stock equal to at least one times his or her annual base salary, in each case, by the first July 31st that occurs following the three-year anniversary of his or her date of hire or promotion (or, if later, July 31, 2018).
Compensation Recovery Policy
Our 2011 Stock Plan provides that if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any equity award holder who is an individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any equity award received by such individual under the 2011 Stock Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.
Currently, we have not implemented a broader compensation recovery policy. We intend to adopt a general compensation recovery, or claw back, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Derivatives Trading and Hedging Policy
Our Named Executive Officers, employees and directors are subject to our insider trading policy. Under this policy all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities, including any hedging or similar transactions. We intend to revise this policy to prohibit our executive officers, employees and directors from purchasing financial instruments or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of equity securities (i) granted to such individual as compensation or (ii) held directly or indirectly by such individual and will disclose accordingly if any such individual violates the policy, once the SEC adopts final rules implementing the requirement of Section 955 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Anti-Pledging Policy
Under our insider trading policy, all of our executive officers, employees and directors are prohibited from pledging securities of the Company as collateral for loans.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code and meets certain other requirements set forth in the Code.
In approving the amount and form of compensation for our executive officers, our Compensation Committee is mindful of the benefit of receiving full deductibility of compensation; however, our Compensation Committee believes that we should not be constrained by the requirements of Section 162(m) of the Code, where such requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and attract and retain executive talent. Our Compensation Committee monitors the application of Section 162(m) of the Code and balances the benefits of potentially paying compensation that is deductible under Section 162(m) with our need to have the flexibility to maintain compensation plans that are designed to promote our objectives.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718") for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other stock-based award.

Summary Compensation Table - 2017
The following table summarizes the compensation that we paid to, or that was earned by, each of the Named Executive Officers during our fiscal year ended July 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Marcus Ryu (3)	2017	493,750	—	11,021,838	—	567,754	2,830	12,086,172
President and Chief Executive Officer	2016	462,500	—	4,999,968	—	606,338	2,796	6,071,602
	2015	418,750	—	3,333,321	1,665,712	512,125	4,550	5,934,458

Richard Hart (4)	2017	357,875		2,334,030	—	236,775	5,330	2,934,010
Chief Financial Officer	2016	350,000	—	864,000	—	229,425	6,067	1,449,492
	2015	140,673	—	2,811,120	387,292	86,083	44,743	3,469,911

Priscilla Hung (5)	2017	277,098	—	1,640,425	—	151,467	5,330	2,074,320
Chief Operations Officer	2016	267,000	—	810,000	—	134,115	5,422	1,216,537
	2015	252,800	—	588,510	133,433	101,220	4,550	1,080,513

Ali Kheirolomoom (6)	2017	348,925		1,134,990	—	200,619	5,330	1,689,864
Chief Product Officer	2016	337,385	—	972,000	—	222,870	5,422	1,537,677
	2015	220,346	200,000 (8)	2,970,240	365,775	132,451	4,344	3,893,156

Scott Roza (7)	2017	268,840	—	1,134,990	—	276,026	5,330	1,685,186
Chief Business Officer	2016	258,500	—	1,080,000	—	290,715	5,284	1,634,499
	2015	232,500	—	407,430	92,376	212,503	4,641	949,450

(1)
The amounts shown reflect the aggregate grant date fair value of RSUs and stock options granted, respectively, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officers during the fiscal years presented. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 7 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2017, regarding assumptions underlying valuation of equity awards for 2017, 2016 and 2015. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal Year 2017 Year End” table. In the case of Performance-Vesting RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. The aggregate grant fair value of the Performance-Vesting RSUs as the maximum level of achievement for 2017 is as follows for Messrs. Ryu, Hart, Hung, Kheirolomoom and Roza: $8,952,052; $939,006; $541,734; $650,081 and $650,081.

(2)
The amounts reported in the “All Other Compensation” column consist of life insurance premiums and 401(k) matching contributions paid by the Company on behalf of each Named Executive Officer. Fiscal year 2017 amounts are comprised of $2,500 of 401(k) matching and $330 of life insurance premiums for Mr. Ryu; $5,000 of 401(k) matching, $330 of life insurance premiums each for Mr. Hart, Ms Hung, Mr. Kheirolomoom, and Mr. Roza.

(3)	Effective November 1, 2016, Mr. Ryu's base salary increased to $500,000 from $475,000.
(4)	Effective November 1, 2016, Mr. Hart's base salary increased to $360,500 from $350,000.
(5)	Effective November 1, 2016, Ms. Hung's base salary increased to $279,130 from $271,000.
(6)	Effective November 1, 2016, Mr. Kheirolomoom's base salary increased to $351,900 from $340,000.
(7)	Effective August 1, 2016, Mr. Roza's base salary increased to $268,840 from $258,500.
(8)	Mr. Kheirolomoom received a signing bonus of $200,000 in connection with the commencement of his employment in December 2014 with us.

Grants of Plan-Based Awards - 2017
The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended July 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcus Ryu
Annual Bonus Opportunity	—	250,000	500,000	750,000	—	—	—	—	—	—	—
Performance-Vesting RSUs(3)	9/16/2016	—	—	—	15,664	31,328	46,992	—	—	—	1,875,921
Performance-Vesting RSUs(4)	9/16/2016	—	—	—	—	10,442	20,884	—	—	—	726,554
Performance-Vesting RSUs(5)	9/16/2016	—	—	—	—	83,542	250,626	—	—	—	5,918,115
Time-Vesting RSUs (6)	9/16/2016	—	—	—	—	—	—	41,771	—	—	2,501,248

Richard Hart
Annual Bonus Opportunity	—	108,150	216,300	324,450	—	—	—	—	—	—	—
Performance-Vesting RSUs(3)	9/13/2016	—	—	—	3,250	6,500	9,750	—	—	—	395,720
Performance-Vesting RSUs(4)	9/13/2016	—	—	—	—	6,500	13,000	—	—	—	452,270
Time-Vesting RSUs (6)	9/13/2016	—	—	—	—	—	—	13,000	—	—	791,440
Time-Vesting RSUs (6)	6/7/2017	—	—	—	—	—	—	10,000	—	—	694,600

Priscilla Hung
Annual Bonus Opportunity	—	69,783	139,565	209,348	—	—	—	—	—	—	—
Performance-Vesting RSUs(3)	9/13/2016	—	—	—	1,875	3,750	5,625	—	—	—	228,300
Performance-Vesting RSUs(4)	9/13/2016	—	—	—	—	3,750	7,500	—	—	—	260,925
Time-Vesting RSUs (6)	9/13/2016	—	—	—	—	—	—	7,500	—	—	456,600
Time-Vesting RSUs (6)	6/7/2017	—	—	—	—	—	—	10,000	—	—	694,600

Ali Kheirolomoom
Annual Bonus Opportunity	—	87,975	175,950	263,925	—	—	—	—	—	—	—
Performance-Vesting RSUs(3)	9/13/2016	—	—	—	2,250	4,500	6,750	—	—	—	273,960
Performance-Vesting RSUs(4)	9/13/2016	—	—	—	—	4,500	9,000	—	—	—	313,110
Time-Vesting RSUs (6)	9/13/2016	—	—	—	—	—	—	9,000	—	—	547,920

Scott Roza
Annual Bonus Opportunity	—	—	279,136	—	—	—	—	—	—	—	—
Performance-Vesting RSUs(3)	9/13/2016	—	—	—	2,250	4,500	6,750	—	—	—	273,960
Performance-Vesting RSUs(4)	9/13/2016	—	—	—	—	4,500	9,000	—	—	—	313,110
Time-Vesting RSUs (6)	9/13/2016	—	—	—	—	—	—	9,000	—	—	547,920

(1)	Each grant was approved by our Compensation Committee on the grant date indicated.
(2)
The amounts shown represent the threshold, target and maximum amount of potential cash bonus awards provided for under the Bonus Plan (and the Commission Plan for Mr. Roza). The target amounts are pre-established as a fixed dollar amount. The maximum amounts represent the greatest payout that could have been made if the pre-established performance level was exceeded. Under the Bonus Plan the maximum amount payable was equal to 150% of the target amount and if the threshold amount was not achieved, then 0% of the target amounts was payable. If the threshold amount was achieved, then 50% of the target amount was payable and if the target amount was achieved, then 100% of the target amount was payable. The Commission Plan for Mr. Roza does not provide for a threshold amount or a limit on the maximum amount payable.

(3)
Represents awards of Performance-Vesting RSUs (PSUs) granted under our 2011 Stock Plan. All PSUs vest 25% on the first anniversary of the vesting commencement date of September 15, 2016 and the remaining vest in equal quarterly installments over the three years thereafter, assuming the threshold, target and maximum attainment of certain Performance Conditions. The Performance Conditions required achievement of fiscal year 2017 license and maintenance revenue of at least a threshold amount for 50% of the target PSUs to vest, a target amount for 100% of the target PSUs to vest and a maximum amount for 150% of the target PSUs to vest. If the threshold amount is not achieved, 0% of the target PSUs may vest.

(4)
Represents Performance-Vesting RSUs tied to total stockholder return (TSR RSUs) based on the Company's total shareholder return relative to the software companies in the S&P Software and Services Select Industry Index over the three-year performance period ending July 31, 2019. The TSR RSU provides an opportunity to earn 0% to 200% of the target number granted. In the case of TSR RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.

(5)
Represents Performance-Vesting RSUs (CEO LTIP) that provide Mr. Ryu with an opportunity to earn 0% to 300% of the target number of restricted stock units based on (i) the Company's TSR rank for a two-year performance period ending July 31, 2018, (ii) the Company's TSR rank for a three-year performance period ending July 31, 2019 and (iii) a revenue/operating margin multiplier. In the case of TSR RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.

(6)	Time-Vesting RSUs granted under our 2011 Stock Plan vest quarterly over four years, subject to the executive officer's continued employment through each applicable vesting date.

Outstanding Equity Awards at Fiscal Year 2017 Year End
The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of fiscal year 2017.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2017 YEAR END

			Option Awards				Stock Awards
							Time-Based		Performance-Based
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#) (16)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (17)
Marcus Ryu	12/21/2009	(1)	139,033	—	3.92	12/21/2019	—	—	—	—
	9/5/2012	(1)	7,250	—	32.25	9/5/2022	—	—	—	—
	9/17/2013	(2)	86,211	3,750	48.06	9/17/2023	—	—	—	—
	9/17/2013	(3)	—	—	—	—	1,951	140,784	—	—
	9/4/2014	(2)	57,475	23,668	45.27	9/4/2024	—	—	—	—
	9/4/2014	(3)	—	—	—	—	11,505	830,201	—	—
	9/4/2014	(4)	—	—	—	—	—	—	7,790	562,126
	9/3/2015	(3)	—	—	—	—	26,042	1,879,191	—	—
	9/3/2015	(5)	—	—	—	—	—	—	39,065	2,818,930
	9/16/2016	(3)	—	—	—	—	33,939	2,449,038	—	—
	9/16/2016	(6)	—	—	—	—	—	—	38,529	2,780,253
	9/16/2016	(7)	—	—	—	—	—	—	10,442	753,495
	9/16/2016	(8)	—	—	—	—	—	—	83,542	6,028,391

Richard Hart	3/5/2015	(9)	—	7,501	53.04	3/5/2025	—	—	—	—
	3/5/2015	(10)	—	—	—	—	23,188	1,673,246	—	—
	9/3/2015	(3)	—	—	—	—	4,500	324,720	—	—
	9/3/2015	(5)	—	—	—	—	—	—	6,750	487,080
	9/13/2016	(3)	—	—	—	—	10,563	762,226	—	—
	9/13/2016	(6)	—	—	—	—	—	—	7,993	576,775
	9/13/2016	(7)	—	—	—	—	—	—	6,500	469,040
	6/7/2017	(3)	—	—	—	—	10,000	721,600	—	—

Priscilla Hung	9/13/2013	(2)	625	417	46.77	9/13/2023	—	—	—	—
	9/13/2013	(3)	—	—	—	—	625	45,100	—	—
	9/13/2013	(11)	—	—	—	—	—	—	681	49,141
	9/4/2014	(2)	—	1,897	45.27	9/4/2024	—	—	—	—
	9/4/2014	(3)	—	—	—	—	2,032	146,629	—	—
	9/4/2014	(4)	—	—	—	—	—	—	1,377	99,364
	9/3/2015	(3)	—	—	—	—	4,219	304,443	—	—
	9/3/2015	(5)	—	—	—	—	—	—	6,332	456,917
	9/13/2016	(3)	—	—	—	—	6,094	439,743	—	—
	9/13/2016	(6)	—	—	—	—	—	—	4,614	332,946
	9/13/2016	(7)	—	—	—	—	—	—	3,750	270,600
	6/7/2017	(3)	—	—	—	—	10,000	721,600	—	—

Ali Kheirolomoom	3/5/2015	(12)	354	6,022	53.04	3/5/2025	—	—	—	—
	3/5/2015	(13)	—	—	—	—	21,000	1,515,360	—	—
	9/3/2015	(3)	—	—	—	—	5,063	365,346	—	—
	9/3/2015	(5)	—	—	—	—	—	—	7,597	548,200
	9/13/2016	(3)	—	—	—	—	7,313	527,706	—	—
	9/13/2016	(6)	—	—	—	—	—	—	5,539	399,694
	9/13/2016	(7)	—	—	—	—	—	—	4,500	324,720

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2017 YEAR END (continue)

			Option Awards				Stock Awards
							Time-Based		Performance-Based
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#) (16)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (17)

Scott Roza	12/5/2013	(14)	—	3,126	45.80	12/5/2023	—	—	—	—
	12/5/2013	(15)	—	—	—	—	4,688	338,286	—	—
	9/4/2014	(2)	—	1,313	45.27	9/4/2024	—	—	—	—
	9/4/2014	(3)	—	—	—	—	1,407	101,529	—	—
	9/4/2014	(4)	—	—	—	—	—	—	952	68,696
	9/3/2015	(3)	—	—	—	—	5,625	405,900	—	—
	9/3/2015	(5)	—	—	—	—	—	—	8,442	609,175
	9/13/2016	(3)	—	—	—	—	7,313	527,706	—	—
	9/13/2016	(6)	—	—	—	—	—	—	5,539	399,694
	9/13/2016	(7)	—	—	—	—	—	—	4,500	324,720

(1)	The time-based vesting condition has been met and the option is fully-vested and exercisable.
(2)	Option vests over a period of four years in equal monthly installments commencing on the grant date.
(3)	Time-Vesting RSUs vest in equal quarterly installments over four years, commencing on the grant date.
(4)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2014, assuming attainment of pre-defined financial results for fiscal year 2015, which were attained at 67.7%.

(5)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2015, assuming attainment of pre-defined financial results for fiscal year 2016, which were attained at 150%.

(6)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2016, assuming attainment of pre-defined financial results for fiscal year 2017, which were attained at 123%.

(7)
Performance-Vesting RSUs (PSUs) at the target achievement of 100%. Achievement level between 0% to 200% of the reported target number of performance RSUs may be earned based on the Company's total shareholder return percentile ranking relative to the S&P Software and Services Select Industry Index for a three year cumulative performance period commencing August 1, 2016 and ending July 31, 2019.

(8)
Performance-Vesting RSUs (TSRs) at the target achievement of 100%. Achievement level between 0% to 300% of the reported target number of TSRs may be earned based on the Company's total shareholder return percentile ranking relative to the S&P Software and Services Select Industry Index for a three year cumulative performance period comprised of two sub periods, with a revenue/operating margin multiplier.

(9)	Option vests over a period of four years (25% after one year, then in equal monthly installments thereafter), commencing on March 5, 2015.
(10)	Time-Vesting RSUs vest over a period of four years (25% after one year, then in equal quarterly installments thereafter), commencing on March 15, 2015.
(11)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2013, assuming attainment of pre-defined financial results for fiscal year 2014, which were attained at 109%.

(12)	Option vests over a period of four years (25% after one year, then in equal monthly installments thereafter), commencing on December 8, 2014.
(13)	Time-Vesting RSUs vest over a period of four years (25% after one year, then in equal quarterly installments thereafter), commencing on December 15, 2014.
(14)	Option vests over a period of four years (25% after one year, then in equal monthly installments thereafter), commencing on November 15, 2013.
(15)	Time-Vesting RSUs vest over a period of four years (25% after one year, then in equal quarterly installments thereafter), commencing on December 15, 2013.
(16)	Options granted prior to 2012 contain an early exercise feature subject to the Company's right of repurchase.
(17)	The amounts shown are based on a price of $72.16 per share, which was the closing price of our common stock as reported on NYSE on July 31, 2017.

Option Exercises and Stock Vested at Fiscal Year End - 2017
The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended July 31, 2017, as well as information regarding stock awards that vested during the fiscal year.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Marcus Ryu	360,967	20,247,346	74,902	4,475,187
Richard Hart	4,500	48,870	22,937	1,367,127
Priscilla Hung	4,751	95,050	17,404	1,039,920
Ali Kheirolemoom	10,624	140,470	23,843	1,421,796
Scott Roza	10,500	151,396	22,012	1,313,231

(1)
The value realized upon the exercise of stock options is calculated by (a) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	Represents shares of common stock released during fiscal year 2017.
(3)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the prior day's closing price of common stock on the vest date.
Post-Employment Compensation
Our executive officers, including the Named Executive Officers, have certain agreements or other arrangements with the Company providing for payments or benefits in the event of a termination of employment or in connection with a change in control. As of July 31, 2017, there are no other agreements with our executive officers for payments or benefits beyond those described.
Involuntary Termination of Employment
Pursuant to Executive Agreements entered into by each Named Executive Officer, in the event that the employment of the Named Executive Officers is terminated without cause (as defined in the applicable executive agreements), and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to: (i) one times in the case of Mr. Ryu; and 0.5 times in the case of Messrs. Hart, Kheirolomoom and Roza and Ms. Hung, the executive officer's then current base salary and (ii) for Mr. Ryu, one times his target annual bonus and for Messrs. Hart, Kheirolomoom and Roza and Ms. Hung, the amount of standard cash severance such executive officer is entitled to under the Company's then current severance practices (which provides for two weeks' base salary in lieu of notice and two weeks' base salary for each completed year of service, up to a maximum of 10 weeks' base salary), payable in each case in a lump sum. In addition, each executive will be entitled to either continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case, for the number of weeks of base salary that the executive's severance amount is equal to, which is equal to, 12 months for Mr. Ryu, and six months for Ms. Hung and Messrs. Hart, Kheirolomoom and Roza.
Involuntary Termination of Employment in Connection with a Change in Control
Pursuant to the Executive Agreements entered into by each Named Executive Officer, in the event that the employment of a Named Executive Officer is terminated without cause or such executive resigns for good reason (as defined in the applicable executive agreements) within the period commencing two month period prior to and ending 12 months following, a change in control, then in lieu of the severance described above, and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to 1.5 times in the case of Mr. Ryu and one times in the case of Messrs. Hart, Kheirolomoom and Roza and Ms. Hung, the sum of the executive officer's then current base salary and target bonus, or commission, as applicable, payable in a single lump sum, plus either continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case for 18 months for Mr. Ryu; and for 12 months for Messrs. Hart, Kheirolomoom and Roza and Ms. Hung. In addition, the vesting of all then-outstanding stock options, RSUs and other stock based awards held by the applicable Named Executive Officer will immediately accelerate and become fully vested upon such termination.
The payments and benefits provided under the Executive Agreements in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to the Named Executive

Officers in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.
Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our Named Executive Officers in connection with (1) the termination of his or her employment relationship without cause not in connection with a change in control, (2) upon a change in control of our Company and no termination of employment (assuming that all equity awards will be assumed or continued or substituted by the successor entity) and (3) upon an involuntary termination of employment (i.e., a termination without cause or resignation for good reason), in either case, within the period commencing two months prior and ending 12 months following a change in control, and assuming, in each case, that the applicable triggering event(s) occurred on July 31, 2017, and that all equity awards will be assumed or continued or substituted by the successor entity). See section titled “Post-Employment Compensation.”

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)		Change in Control ($)	Involuntary Termination in Connection with a Change in Control ($)
Marcus Ryu	Cash Severance	1,000,000	(1)	—	1,500,000	(2)
	Equity Acceleration	—		—	16,120,824	(3)
	Health Benefits	21,429	(4)	—	32,144	(5)
	Total	1,021,429		—	17,652,968

Richard Hart	Cash Severance	221,846	(6)	—	576,800	(7)
	Equity Acceleration	—		—	4,961,109	(3)
	Health Benefits	12,974	(8)	—	25,948	(9)
	Total	234,820		—	5,563,857

Priscilla Hung	Cash Severance	193,244	(6)	—	418,695	(7)
	Equity Acceleration	—		—	2,814,430	(3)
	Health Benefits	12,426	(8)	—	17,949	(9)
	Total	205,670		—	3,251,074

Ali Kheirolomoom	Cash Severance	216,554	(6)	—	527,850	(7)
	Equity Acceleration	—		—	3,659,784	(3)
	Health Benefits	13,043	(8)	—	21,195	(9)
	Total	229,597		—	4,208,829

Scott Roza	Cash Severance	175,780	(6)	—	547,976	(7)
	Equity Acceleration	—		—	2,757,032	(3)
	Health Benefits	—	(8)	—	—	(9)
	Total	175,780		—	3,305,008

(1)	Represents 12 months' continuation of Mr. Ryu's base salary and payment of 1 times his target annual bonus opportunity.
(2)	Represents 1.5 times the sum of Mr. Ryu's base salary and target annual bonus opportunity.
(3)
Represents the value of the acceleration of vesting 100% of the executive's unvested RSUs, PSUs and stock options plus 58% of TSRs, all based on the closing price of our common stock as reported on the NYSE on July 31, 2017, which was $72.16. The actual number of TSR shares that may vest depends on Guidewire’s TSR performance relative to the software companies in the S&P Software and Services Select Industry Index over the performance period as of the effective date of the change in control.

(4)	Represents 12 months of payment of COBRA premiums for Mr. Ryu.
(5)	Represents 18 months of payment of COBRA premiums for Mr. Ryu.
(6)
Represents 6 months’ continuation of the executive's base salary, plus payment of two weeks' base salary as in-lieu of notice payment and 2 weeks' base salary per year of service, up to a maximum of 10 weeks' base salary.

(7)	Represents one times the sum of the executive's base salary and target annual bonus opportunity.
(8)
Represents 26, 32, 0, and 36 weeks of payment of COBRA premiums for Messrs. Hart, Kheirolomoom and Roza and Ms. Hung, respectively. Since Mr. Roza does not participate in the Company's health insurance plan, he will receive 0 weeks of payment of COBRA premiums.

(9)	Represents 12 months of payment of COBRA premiums for the executive. Since Mr. Roza does not participate in the Company's health insurance plan, he will receive 0 weeks of payment of COBRA premiums.

Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation and bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Equity Compensation Plan Information
The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of July 31, 2017.

	Number of Securities to be Issued upon Exercise of Outstanding Options(2), Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders (1)	555,636	$22.17	18,453,674

(1)	The number of shares available under our 2011 Stock Plan increases on January 1 of each year by up to 5% of the outstanding shares of common stock on the immediately preceding December 31.
(2)	Excludes 2,634,085 shares subject to RSUs outstanding as of July 31, 2017 that were issued under the 2011 Stock Plan.

OWNERSHIP OF GUIDEWIRE SOFTWARE, INC. COMMON STOCK
The following table sets forth, as of October 13, 2017, the record date, the shares of our common stock beneficially owned by:
•Each person known by us to own beneficially more than 5% of our common stock;
•Each individual who served as a director or named executive officer during fiscal year 2017; and
•All directors and executive officers as a group.
 Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. Shares of common stock subject to stock options that are currently exercisable or unexercisable, and RSUs that vest, within sixty days of the record date, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 75,357,130 shares of common stock outstanding as of the record date. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address (1)	Number of Shares of Common Stock	Percent of Class (%)
5% Stockholders:
Artisan Partners Limited Partnership (2)	4,994,226	6.6%
Baron Capital Group, Inc. (3)	5,001,845	6.6%
Brown Capital Management, LLC. (4)	4,119,943	5.5%
JP Morgan Chase & Co. (5)	3,727,331	5.0%
T. Rowe Price Associates, Inc. (6)	8,569,122	11.4%
The Vanguard Group (7)	5,432,209	7.2%
Wellington Management Group LLC (8)	4,212,670	5.6%
William Blair Investment Management, LLC (9)	4,151,570	5.5%

Directors and Named Executive Officers:
Marcus S. Ryu (10)	428,350	*
Richard Hart (11)	4,776	*
Priscilla Hung (12)	3,187	*
Ali Kheirolomoom (13)	4,067	*
Scott Roza (14)	2,551	*
Andrew William Fraser Brown (15)	8,093	*
Craig Conway (16)	13,766	*
Guy Dubois (17)	15,447	*
Peter Gassner (18)	8,986	*
Paul Lavin (19)	11,568	*
Clifton Thomas Weatherford (20)	19,255	*
All directors and executive officers as a group (21)	525,873	*

*	Less than 1%.
(1)	Unless noted otherwise in the footnotes, all addresses are c/o Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404.
(2)
Based solely on information reported on a Schedule 13G filed with the SEC on February 3, 2017 by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP ("Artisan Holdings") and Artisan Partners Asset Management Inc. ("APAM"), consists of 4,994,226 shares beneficially held by APLP, 4,467,218 shares for which APLP possesses shared voting power and 4,994,226 shares for which APLP possesses shared dispositive power. The principal business address of APLP, Artisan Investments, Artisan Holdings and APAM is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)
Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2017 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron, consists of 5,001,845 shares beneficially held by BCG, 4,837,845 shares for which BCG possesses shared voting power and 5,001,845 shares for which BCG possesses shared dispositive power.  BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)
Based solely on information reported on a Schedule 13G filed with the SEC on February 9, 2017, by Brown Capital Management, LLC ("Brown"), consists of 4,119,943 shares beneficially held by Brown, 2,643,924 shares for which Brown possesses sole voting power, and 4,119,943 shares for which BCM possesses sole dispositive power. The principal address for Brown Capital Management LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

(5)
Based solely on information reported on a Schedule 13G filed with the SEC on January 19, 2017, by JPMorgan Chase & Co. (“JPMorgan”), consists of 3,727,331 shares beneficially held by JPMorgan, 3,374,239 shares for which JPMorgan possesses sole voting power, 3,727,105 shares for which JPMorgan possesses sole dispositive power and 226 shares for which JPMorgan possesses shared dispositive power.  The principal address for JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(6)
Based solely on information reported on a Schedule 13G filed with the SEC on February 7, 2017, by T. Rowe Price Associates, Inc. (“T. Rowe Price”), consists of 2,253,640 shares for which T. Rowe Price possesses sole voting power, and 8,569,122 shares for which T. Rowe Price possesses sole dispositive power. The principal address for T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(7)
Based solely on information reported on a Schedule 13G filed with the SEC on February 9, 2017, by The Vanguard Group (“Vanguard”), consists of 5,432,209 shares beneficially held by Vanguard, 42,612 shares for which Vanguard possesses sole voting power, 7,794 shares for which Vanguard possesses shared voting power, 5,385,360 shares for which Vanguard possesses sole dispositive power and 46,849 shares for which Vanguard possesses shared dispositive power. The principal address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)
Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2017, by Wellington Management Group LLP ("WMG"), Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP, consists of 4,212,670 shares beneficially held by WMG, 3,759,779 shares for which WMG possesses sole voting power, and 4,212,670 shares for which WMG possesses sole dispositive power. The principal address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(9)
Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2017 by William Blair Investment Management, LLC (“William Blair”), consists of 4,151,570 shares beneficially held by William Blair, 3,289,100 shares for which William Blair possesses sole voting power and 4,151,570 shares for which William Blair possesses sole dispositive power.  The principal address for William Blair is 222 W. Adams Street, Chicago, IL 60606.

(10)	Includes 302,172 shares that may be acquired within 60 days of the record date through the exercise of stock options.
(11)	Includes 751 shares that may be acquired within 60 days of the record date through the exercise of stock options.
(12)	Includes 897 shares that may be acquired within 60 days of the record date through the exercise of stock options.
(13)	Includes 2,126 shares that may be acquired within 60 days of the record date through the exercise of stock options.
(14)
Includes 1,751 shares that may be acquired within 60 days of the record date through the exercise of stock options and 500 shares held in the name of Mr. Roza's spouse. Mr. Roza resigned his position as a Company officer effective November 1, 2017, and announced his intention to terminate his employment with the Company at the end of the calendar year.

(15)
Includes 4,308 shares that may be acquired within 60 days of the record date through the exercise of stock options and 3,400 RSU shares that will be vested and released within 60 days of the record date.

(16)
Includes 4,919 shares that may be acquired within 60 days of the record date through the exercise of stock options and 3,400 RSU shares that will be vested and released within 60 days of the record date.

(17)
Includes 4,308 shares that may be acquired within 60 days of the record date through the exercise of stock options and 3,400 RSU shares that will be vested and released within 60 days of the record date.

(18)	Includes 3,400 RSU shares that will be vested and released within 60 days of the record date.
(19)
Includes 2,621 shares that may be acquired within 60 days of the record date through the exercise of stock options and 3,400 RSU shares that will be vested and released within 60 days of the record date.

(20)	Includes 3,400 RSU shares that will be vested and released within 60 days of the record date.
(21)
Includes 326,876 shares that may be acquired within 60 days of the record date through the exercise of stock options by the current Directors and Named Executive Officers and 20,400 RSU shares that will be vested and released to the current Directors within 60 days of the record date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Our Executive Officers and Directors
Stock Option and RSU Awards
The grants of certain stock options and RSUs to our directors and executive officers and related equity compensation policies are described above in the sections titled “Information Regarding Compensation of Directors and Executive Officers” and “Compensation Discussion and Analysis.”
Employment Agreements
We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described in the section titled “Compensation Discussion and Analysis-Executive Agreements and Termination of Employment Arrangements.”
Indemnification of Officers and Directors
We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation and bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•Any breach of the director's duty of loyalty to us or our stockholders;
•Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•Any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available to and deemed relevant by the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director's independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act ("Section 16(a)") requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of the copies of such forms provided to us and written representations from our executive officers and directors with respect to our 2017 fiscal year, we believe that all of our executive officers and directors subject to Section 16(a) based on their affiliation with our Company have complied with all Section 16(a) filing requirements during fiscal year 2017 with respect to our Company, with the exception of the late filing of one Statement of Changes in Beneficial Ownership on Form 4 for Guy Dubois.

ADDITIONAL INFORMATION
Other Matters
We know of no other matters to be submitted at the 2017 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS
/s/ Marcus S. Ryu
MARCUS S. RYU President and Chief Executive Officer
Dated: November 3, 2017

Appendix A
Non-GAAP Financial Measures Information

Set forth below in this Appendix A is important information about the Non-GAAP Operating Income metric discussed in the proxy statement.

Non-GAAP Operating Income

As discussed in this proxy statement, annual bonuses paid to our executive officers under our Bonus Plan are partially conditioned upon the achievement of specified levels of Non-GAAP Operating Income. We believe that the Non-GAAP Operating Income financial measure provides useful information to management and investors regarding the results of our operations. We also believe that Non-GAAP Operating Income provides an additional tool for investors to use in evaluating ongoing operating results and trends. The principal limitation of Non-GAAP Operating Income is that it excludes significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgment by management about which expenses and income are excluded or included in determining Non-GAAP Operating Income.

Non-GAAP Operating Income was calculated as income from operations under GAAP exclusive of:
•Stock-based compensation expenses; and
•Amortization of acquired intangible assets.

The table below provides a reconciliation of Non-GAAP Operating Income to income from operations under GAAP, the most directly comparable GAAP metric, for the time periods indicated below:

GUIDEWIRE SOFTWARE, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Operating Results
(unaudited, in thousands)

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP operating results for the fiscal years ended July 31, 2017 and 2016:
	Fiscal Year Ended July 31,
Income from operations reconciliation:	2017	2016
GAAP income from operations	$26,612	$16,437
Non-GAAP adjustments:
Stock-based compensation	71,794	66,131
Amortization of intangibles	12,089	2,295
Non-GAAP income from operations	$110,495	$84,863

GUIDEWIRE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 4 p.m. P.S.T., on December 6, 2017.

Vote by Internet

- Go to **www.investorvote.com/GWRE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Andrew William Fraser Brown*	☐	☐	02 - Clifton Thomas Weatherford*	☐	☐

*To elect two Class III nominees to the Board of Directors of Guidewire Software, Inc. (the "Company") to serve for three year terms until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for its fiscal year ending July 31, 2018.	☐	☐	☐
3. To approve, by non-binding vote, the compensation of the Company's named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signature(s) — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02OLHB

Stockholders who wish to view the Company's Proxy Statement
and Annual Report on Form 10-K on the Internet, including those stockholders who have elected to receive these materials electronically,
can view the 2017 Annual Meeting materials by directing their
Internet browser to http://ir.guidewire.com.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

GUIDEWIRE

Proxy — GUIDEWIRE SOFTWARE, INC.

Notice of 2017 Annual Meeting of Stockholders — December 7, 2017

Proxy Solicited by Board of Directors for Annual Meeting

By signing this proxy, the undersigned revokes all prior proxies and authorizes Marcus S. Ryu, Richard Hart and Winston King, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Guidewire Software, Inc. to be held at the Conference Center, East Tower Lobby Entrance, 1051 E. Hillsdale Blvd., Foster City, CA 94404 on December 7, 2017 at 1:30 p.m. PST or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)